Exhibit 2.p.2

CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of this 14th day of November, 2013, by and between AMERICAN CAPITAL, LTD., a Delaware corporation (the “Company”), and AMERICAN CAPITAL ASSET MANAGEMENT, LLC, a Delaware limited liability company (“ACAM”, and together with the Company, the “Parties”).
RECITALS
WHEREAS, ACAM is wholly-owned by the Company;
WHEREAS, the Company is the record and beneficial holder of the securities listed on Exhibit A attached hereto, together with all accrued and unpaid interest, distributions and other amounts owing in respect thereof and together with all rights, privileges, claims and/or interests therein of the Company (the “Securities”);
WHEREAS, in accordance with the terms and conditions of this Agreement, the Company, as the sole member of ACAM, desires to assign, transfer and contribute (the “Contribution”) all of the Company’s right, title and interest in and to the Securities to ACAM;
WHEREAS, ACAM desires to accept as a capital contribution all of the Company’s right, title and interest in and to the Securities on the terms and subject to the conditions as set forth herein; and
WHEREAS, it is intended that the Contribution will qualify for non-recognition treatment under the Internal Revenue Code.
NOW, THEREFORE, BE IT RESOLVED, based upon the foregoing recitals, the mutual premises and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.Contribution. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties and agreements contained in this Agreement, the Company agrees to assign, transfer and contribute (or cause to be assigned, transferred and contributed) all of the Company’s right, title and interest in the Securities to ACAM, effective as of the date of this Agreement (the “Effective Date”). Subject to and upon the terms and conditions set forth below, ACAM agrees to accept, acquire and receive as a capital contribution from the Company all rights, title and interest of the Company in the Securities.

2.Representations and Warranties of the Company. The Company hereby represents and warrants to ACAM as of the Effective Date as follows:

2.1        The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all necessary authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary action to approve and adopt this Agreement and to authorize its execution, delivery and performance.

2.2        This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors’ rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.3        The execution, delivery and performance of this Agreement by the Company does not and will not violate or result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement, indenture or other instrument to which it is a party or by which any property of it is bound, or any judgment, decree, order, writ, award or injunction of any court, governmental body or arbitrator, or any law, rule or regulation applicable to it.

2.4        The Company is the record and beneficial holder of the Securities listed on Exhibit A, free and clear of any liens, encumbrances, interests or claims of any kind, and no other person or entity has any rights to acquire any interest in any such Securities.

3.Representations and Warranties of ACAM. ACAM hereby represents and warrants to the Company as of the Effective Date as follows:

3.1        ACAM is duly formed, validly existing and in good standing under the laws of the State of Delaware, has all necessary authority to execute, deliver and perform its obligations under this Agreement and has taken all necessary action to approve and adopt this Agreement and to authorize its execution, delivery and performance.

3.2        This Agreement has been duly executed and delivered on behalf of ACAM and constitutes a legal, valid and binding obligation of ACAM, enforceable against ACAM in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors’ rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)

3.3        The execution, delivery and performance of this Agreement by ACAM does not and will not violate or result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement, indenture or other instrument to which ACAM is a party or by which ACAM’s property is bound, or any judgment, decree, order, writ, award or injunction of any court, governmental body or arbitrator, or any law, rule or regulation applicable to ACAM, which has not otherwise been obtained.

3.4        ACAM is an “accredited” investor within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended. ACAM is sophisticated in business dealings and able to evaluate fully the merits and risks associated with undertaking the transactions contemplated by this Agreement. ACAM has had the opportunity to ask questions of and obtain information about the Securities for it to evaluate fully the transactions contemplated by this Agreement. ACAM acknowledges and understands that the Company might have in its possession knowledge about the Securities that is different from or in addition to the knowledge that ACAM may have about the Securities, and ACAM waives any claim or right that it might have arising out of such differences in knowledge. ACAM has not sought from, nor is relying on, the Company for tax, accounting, legal, financial or other advice concerning the transactions contemplated by this Agreement.

4.Miscellaneous.

4.1    Entire Agreement and Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. This Agreement shall not be modified or amended except by an instrument in writing signed by all of the parties hereto.

4.2    Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors or administrators, personal or legal representatives, successors and assigns.

4.3    Waiver; Modification. Failure by any party hereto to insist upon or enforce any of its rights hereto shall not constitute a waiver or modification thereof.

4.4    Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to the conflict of laws provisions.

4.5    Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as to reasonably affect the intent of the parties hereto. To the extent possible, the parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, the economic, business and other purposes of such void or unenforceable provision as closely as possible.

4.6        Headings. The titles and subtitles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

4.7    Further Assurances. Each of the Parties shall, at any time and from time to time after the date hereof, fairly and in good faith, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably required to procure for each of the Parties and their respective successors and assigns, the consideration to be delivered to them as provided for herein or otherwise to carry out the intent and purposes of this Agreement or to consummate any of the transactions contemplated hereby.

4.8        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first set forth above.

AMERICAN CAPITAL, LTD.

By:	/s/ Samuel A. Flax
Name: Samuel A. Flax
Title: Executive Vice President, General Counsel and Secretary

AMERICAN CAPITAL ASSET MANAGEMENT, LLC

By:	/s/ Samuel A. Flax
Name: Samuel A. Flax
Title: Executive Vice President and Secretary

EXHIBIT A
SECURITIES

Issuer	Type of Note	Face Value
Octagon Income Note XIV, Ltd.	Income Note due 2024	$5,500,000
Cent CLO 18 Limited	Subordinated Note due 2025	$4,675,000
Carlyle Global Market Strategies CLO 2013-3, Ltd.	Subordinated Note due 2025	$2,750,000
Apidos Income Note XIV, Ltd.	Income Note due 2025	$4,400,000
Neuberger Berman CLO XV, Ltd.	Subordinated Note due 2025	$3,410,000
Galaxy XVI CLO, Ltd.	Class A Subordinated Note due 2025	$2,750,000
Cent CLO 19 Limited	Subordinated Note due 2025	$2,750,000